EXECUTION COPY

RECAPITALIZATION AND EXCHANGE AGREEMENT

THIS RECAPITALIZATION AND EXCHANGE AGREEMENT (this “Exchange Agreement”) is entered into, effective as of July 6, 2015, by and between iConsumer Corp., a Delaware corporation (the “Corporation”) and Robert Grosshandler (“Stockholder”).

RECITALS

WHEREAS, the Corporation adopted and filed its initial Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 16, 2010 (the “Original Charter”);

WHEREAS, the Board of Directors and the Stockholder have approved the Corporation’s Amended and Restated Certificate of Incorporation (the “Charter”) and its Certificate of Designations for the Series A Non-Voting Preferred Stock (the “Certificate”);

WHEREAS, the Charter amends the Original Charter to, among other things, modify the Corporation’s classes of stock such that the Corporation’s previously authorized Class A Common Stock shall be reclassified on a going-forward basis as “Common Stock,” and the Corporation’s previously authorized Class B Common Stock shall be reclassified as “Preferred Stock”;

WHEREAS, the Certificate establishes the designations, rights and preferences for the Series A Non-Voting Preferred Stock;

WHEREAS, the Board of Directors and the Stockholder have also approved a plan of recapitalization pursuant to which each share of Class A Common Stock of the Corporation will be exchanged for one hundred (100) shares of Common Stock of the Corporation and one hundred (100) shares of Series A Non-Voting Preferred Stock (the “Recapitalization”);

WHEREAS, on or prior to the date hereof, the Corporation shall have filed the Charter and the Certificate with the Secretary of State;

WHEREAS, upon approval by the Secretary of State of the Charter and the Certificate, and satisfaction of the conditions set forth in Section 1, the transactions contemplated herein shall be consummated (the “Effective Time”);

WHEREAS, the Stockholder is the record and beneficial owner of the number and class of shares of the issued and outstanding shares of the common stock of the Corporation, identified on Exhibit A to this Exchange Agreement beside his name under the heading ‘Number and Class of Pre-Recapitalization Shares’ (the “Pre-Recapitalization Shares”); and

WHEREAS, pursuant to the Recapitalization, the Corporation and the Stockholder desire that the Pre-Recapitalization Shares be transferred, assigned, delivered and surrendered to the Corporation in exchange for the number and class of shares of the Corporation’s common stock identified on Exhibit A to this Exchange Agreement beside such Stockholder’s name under the heading ‘Number and Class of Post-Recapitalization Shares’ (the “Post-Recapitalization Shares”).

For the purposes of this Agreement, the Post-Recapitalization Shares and any equity securities representing ownership in the Corporation are sometimes collectively referred to as the “Securities.”

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained in this Exchange Agreement, the Corporation and the Stockholder hereby agree as follows:

1.     Exchange. The parties intend that the transactions contemplated by this Exchange Agreement will be a tax-free reorganization pursuant to Internal Revenue Code section 368(a). In accordance with the terms and conditions of the Recapitalization and this Exchange Agreement, (a) the Stockholder hereby transfers, assigns, delivers and surrenders to the Corporation his Pre-Recapitalization Shares, and (b) the Corporation hereby agrees to issue to the Stockholder such Stockholder’s Post-Recapitalization Shares on the books and records of the Corporation. The closing of the exchange as provided for herein shall be contingent upon: (i) the acceptance of the Charter and the Certificate by the Secretary of State; (ii) the delivery by Stockholder of stock certificates (duly endorsed for transfer) or lost stock certificate affidavits, as applicable, representing such Stockholder’s Pre-Recapitalization Shares to the Corporation pursuant to Section 2 below; and (iii) the entry by the Corporation of such Stockholder’s Post-Recapitalization Shares on the Corporation’s books and records.

2.     Delivery. The Stockholder shall deliver and surrender of the stock certificate (duly endorsed for transfer) or lost stock certificate affidavits, as applicable, representing such Stockholder’s Pre-Recapitalization Shares to the Corporation for cancellation on the Corporation’s books and records. By execution of this Exchange Agreement, the Stockholder acknowledges and agrees that upon the transfer, assignment, delivery and surrender of such Stockholder’s Pre-Recapitalization Shares to the Corporation pursuant to this Section 2, all rights, title and interest in and to such Pre-Recapitalization Shares will belong to the Corporation and the Stockholder shall have no further rights thereto.

3.     Representations and Warranties of Stockholder. The Stockholder represents and warrants to the Corporation, and agrees, as applicable, that:

(a)     This Exchange Agreement has been duly authorized, executed, and delivered by the Stockholder and constitutes the Stockholder’s legal, valid, and binding obligation enforceable in accordance with its terms.

(b)     The Stockholder is acquiring the Securities for the Stockholder’s own account for investment and not with a view to resale or distribution. The Stockholder understands that the Securities have not been registered under the Securities Act of 1933, as amended.

(c)     The Stockholder is the sole owner of the Pre-Recapitalization Shares and has not pledged, assigned, transferred or hypothecated any interest in such shares except pursuant to this Exchange Agreement.

4.     Indemnification and Hold Harmless. Stockholder agrees to indemnify and hold harmless the Corporation, for and from any and all losses, liabilities, claims, damages or expenses (including without limitation, attorneys’ fees and other costs of investigating, prosecuting or defending any litigation claim) caused, directly or indirectly, by Stockholder’s breach of any agreement, representation, or warranty herein or as a result of reliance by any of the Corporation or such persons on such Stockholder’s representations and warranties contained herein.

5.     Legend. Stockholder agrees that any certificates or other evidence of or for any and all of the Securities will be legended to reflect the restrictions set forth in this Exchange Agreement.

6.     Applicable Law. This Exchange Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without reference to the choice of law principles of any jurisdiction.

7.     Binding Effect. Except as otherwise provided herein, this Exchange Agreement shall be binding upon, and inure to the benefit of, the parties and their heirs, executors, administrators, successors, legal representatives, and assigns.

8.     Severability. If any provision of this Exchange Agreement or its application to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Exchange Agreement that can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable the invalid or unenforceable provision in any other jurisdiction or under any other circumstance.

9.     Entire Agreement. This Exchange Agreement (including all exhibits and all amendments hereto, if any), constitutes the entire agreement by and between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings of the parties.

[Signature page follows]

IN WITNESS WHEREOF, this Exchange Agreement has been duly executed by the Corporation and the undersigned Stoclfiolder, to be effective as of the Effective Time.

Stochholder:

Date: July 6 ,2015

Signature Page to Exchange Agreement

ACCEPTED BY THE CORPORATION:

iCONSUMERCORP.
a Delaware corporation

Date: July [6] ,2015

Signature Page to Exchange Agreement

EXHIBIT A

Sehedule of Shares

Name and Address Stockholder	Number and Class of Pre- Recapitalization Shares	Number and Class of Post- Recapitalization Shares
Robert Grosshandler	1,000,000 Class A Common	100,000,000 Common Stock 100,000,000 Series A Non-Voting Preferred Stock